 Exhibit 32.1

Certification of Chief Executive Officer

Pursuant to 18 U.S.C. Section 1350

and Rule 13a-14(b) or Rule 15d-14(b)

My name is James E Jenkins. I am the President of Palayan Resources Inc. (the “Company”).

I hereby certify pursuant to 18 U.S.C. Section 1350 as adopted by Section 906 of the Sarbanes–Oxley Act of 2002 that to the best of my knowledge and belief:

(1)	the Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the U.S. Securities and Exchange Commission (“Report”), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as amended; and

(2)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of the operations of Palayan Resources, Inc. as of, and for, the periods presented in the Report.

/s/James E Jenkins

President and Director

Palayan Resources Inc.

Date: August 16, 2021